K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

PRIVILEGED AND CONFIDENTIAL

June 13, 2014

EQ Advisors Trust

AXA Premier VIP Trust

c/o AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

Re:	Reorganizations to Convert Series of a Delaware Statutory

Trust to Series of another Delaware Statutory Trust

Ladies and Gentlemen:

EQ Advisors Trust, a Delaware statutory trust (“EQAT”), on behalf of each of its segregated portfolios of assets (“series”) listed under the heading “New Portfolios” on Schedule A attached hereto (“Schedule A”) (each, a “New Portfolio”), and AXA Premier VIP Trust, also a Delaware statutory trust (“VIP”), on behalf of each of its series listed under the heading “Old Portfolios” on Schedule A (each, an “Old Portfolio”),1 have requested our opinion as to certain federal income tax consequences of the conversion of each Old Portfolio to the New Portfolio listed on Schedule A opposite its name (each, a “corresponding New Portfolio”) pursuant to an Agreement and Plan of Reorganization and Termination between them made as of May 19, 2014 (“Agreement”).2 The Agreement contemplates each Old Portfolio’s transferring all its Assets to its corresponding New Portfolio (which is being established solely for the purpose of acquiring those Assets and continuing that Old Portfolio’s business) in exchange solely for shares in that New Portfolio and that New Portfolio’s assumption of all the Liabilities of that Old Portfolio, followed by that Old Portfolio’s distribution of those shares pro rata to its Shareholders in liquidation thereof (all the foregoing transactions involving each Old Portfolio and its corresponding New Portfolio being referred to herein collectively as a “Reorganization”).

In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Proxy Statement and Prospectus dated March 31, 2014, regarding the Reorganizations (as well as reorganizations involving certain other series of VIP (“Other VIP Series”) and EQAT) that was furnished in connection with the solicitation of voting instructions by VIP’s Board of Trustees (“Board”), on behalf of the Old Portfolios (and the Other VIP Series), for use at a special meeting of the shareholders of the Old Portfolios (and the Other VIP Series) that was held on

[1]	Each New Portfolio and Old Portfolio is sometimes referred to herein as a “Portfolio.”

[2]	Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

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PRIVILEGED AND CONFIDENTIAL

EQ ADVISORS TRUST

AXA PREMIER VIP TRUST

JUNE 13, 2014

May 21, 2014 (“Proxy/Prospectus”), (3) the letter dated March 31, 2014 (which accompanied the Proxy/Prospectus), to owners of variable life insurance policies and/or variable annuity contracts or certificates that participate in one or more of the Old Portfolios (and Other VIP Series) through the investment divisions of a separate account or accounts established by AXA Equitable regarding instructing AXA Equitable how to vote the Old Portfolio Shares (and shares of the Other VIP Series) related to those owners’ interests in those accounts as of the close of business on February 28, 2014, (4) the Notice of Special Meeting of Shareholders and Contractholder Voting Instructions, each also dated March 31, 2014, that accompanied the Proxy/Prospectus, and (5) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement (as contemplated in paragraph 5.4 thereof) (each, a “Representation”) and on the Certificates delivered at the Closing pursuant to paragraph 2.5(a) thereof (which certify that EQAT’s and VIP’s respective Representations are true and correct at the Effective Time). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Effective Time will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

With respect to each Reorganization and the Portfolios participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1) New Portfolio’s acquisition of the Assets in exchange solely for New Portfolio Shares and its assumption of the Liabilities, followed by Old Portfolio’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Portfolio Shares and in complete liquidation of Old Portfolio, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)3), and each Portfolio will be “a party to a reorganization” (within the meaning of section 368(b));

3   “Section” references are to the Code.

PRIVILEGED AND CONFIDENTIAL

EQ ADVISORS TRUST

AXA PREMIER VIP TRUST

JUNE 13, 2014

(2) Old Portfolio will recognize no gain or loss on the transfer of the Assets to New Portfolio in exchange solely for New Portfolio Shares and New Portfolio’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Old Portfolio Shares;

(3) New Portfolio will recognize no gain or loss on its receipt of the Assets in exchange solely for New Portfolio Shares and its assumption of the Liabilities;

(4) New Portfolio’s basis in each Asset will be the same as Old Portfolio’s basis therein immediately before the Reorganization, and New Portfolio’s holding period for each Asset will include Old Portfolio’s holding period therefor (except where New Portfolio’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) A Shareholder will recognize no gain or loss on the exchange of all its Old Portfolio Shares solely for New Portfolio Shares pursuant to the Reorganization;

(6) A Shareholder’s aggregate basis in the New Portfolio Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Portfolio Shares it actually or constructively surrenders in exchange for those New Portfolio Shares; and its holding period for those New Portfolio Shares will include, in each instance, its holding period for those Old Portfolio Shares, provided the Shareholder holds those Old Portfolio Shares as capital assets at the Effective Time; and

(7) For purposes of section 381, New Portfolio will be treated just as Old Portfolio would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Old Portfolio’s taxable year, Old Portfolio’s tax attributes enumerated in section 381(c) will be taken into account by New Portfolio as if there had been no Reorganization, and the part of Old Portfolio’s last taxable year that began before the Reorganization will be included in New Portfolio’s first taxable year that ends after the Reorganization.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on the Portfolios participating therein or the Shareholders thereof with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

PRIVILEGED AND CONFIDENTIAL

EQ ADVISORS TRUST

AXA PREMIER VIP TRUST

JUNE 13, 2014

Our opinion regarding each Reorganization is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the IRS in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies with respect to a particular Reorganization only to the extent each Portfolio participating therein is solvent, and we express no opinion about the tax treatment of any Reorganization if either Portfolio participating therein is insolvent. Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

K&L GATES LLP

SCHEDULE A

OLD PORTFOLIOS (series of VIP)	NEW PORTFOLIOS (series of EQAT)

Multimanager Aggressive Equity Portfolio	Multimanager Aggressive Equity Portfolio

Multimanager Technology Portfolio	Multimanager Technology Portfolio

Multimanager Core Bond Portfolio	Multimanager Core Bond Portfolio

Multimanager Mid Cap Growth Portfolio	Multimanager Mid Cap Growth Portfolio

Multimanager Mid Cap Value Portfolio	Multimanager Mid Cap Value Portfolio